UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                         CYCLACEL PHARMACEUTICALS, INC.
                         ------------------------------
                                (Name of Issuer)

                    COMMON STOCK, $0.001 PAR VALUE, PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    23254L108
                                    ---------
                                  (CUSIP Number)

                                 Mark McDonnell
                            ARCH Venture Fund V, L.P.
                         8725 W. Higgins Road Suite 290
                                CHICAGO, IL 60631
                                -----------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                               and Communications)

                                 MARCH 28, 2006
                                 --------------
                (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  Schedule 13D

Item 1. SECURITY AND ISSUER.
        -------------------

This statement relates to the Common Stock, $0.001 par value, per share (the "Common Stock"), of Cyclacel Pharmaceuticals, Inc. (the "Issuer") having its principal executive office at 150 John F. Kennedy Parkway, Suite 100, Short Hills, New Jersey 07078.

Item 2. IDENTITY AND BACKGROUND.
        -----------------------

    (a)   This statement is being filed by (1) ARCH Venture Fund V, L.P.
          ("ARCH Venture Fund V"); (2) ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"), (3) ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"), (4) ARCH V Entrepreneurs Fund, L.P. ("ARCH V Entrepreneurs Fund"), (5) Healthcare Focus Fund, L.P. ("Healthcare Focus Fund"), (6) ARCH Venture Partners V, L.P. ("AVP V LP"), which is the sole general partner of ARCH Venture Fund V, ARCH V Entrepreneurs Fund and Healthcare Focus Fund, (7) ARCH Venture Partners V, LLC ("AVP V LLC"), which is the sole general partner of AVP V LP, (8) ARCH Venture Partners, LLC ("AVP LLC"), which is the sole general partner of ARCH Venture Fund III, (9) ARCH Management Partners II, L.P. ("ARCH Management II LP"), which is the sole general partner of ARCH Venture Fund II, (10) ARCH Venture Partners, L.P ("AVP LP"), which is the sole general partner of ARCH Management II LP, (11) ARCH Venture Corporation ("AVC"), which is the sole general partner of AVP LP, (12) Steven Lazarus ("Lazarus"), (13) Keith Crandell ("Crandell"), (14) Robert Nelsen ("Nelsen"), and (15) Clinton Bybee ("Bybee" together with Crandell, Nelsen and Lazarus, the "Managing Directors ," and each individually, a "Managing Director"). Each of the Managing Directors are individual general partners, managing directors, directors or officers of AVP V LP, AVP V LLC, AVP LLC, ARCH Management II LP, AVP LP and AVC, as the case may be. Each of the individuals and entities above shall be referred to as a "Reporting Person" and collectively, the "Reporting Persons".

    (b) The business address of each of the Reporting Persons is 8725 W. Higgins Road Suite 290, Chicago, IL 60631.

    (c) No changes have occurred since the Schedule 13D relating to the Reporting Persons filed on November 12, 2004 (the "Filing").

    (d) No changes with respect to the Reporting Persons have occurred since the Filing.

    (e) No changes with respect to the Reporting Persons have occurred since the Filing.

    (f) No changes with respect to the Reporting Persons have occurred since the Filing.

Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
        -------------------------------------------------

      Not applicable.

Item 4. PURPOSE OF TRANSACTION.
        ----------------------

      Not applicable.



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


Item 5. INTEREST IN SECURITIES OF THE ISSUER.
        ------------------------------------

      (a)   Not applicable.

      (b)   Not applicable.

      (c)   Not applicable.

      (d)   Not applicable.

      (e) As of March 28, 2006, all of the Reporting Persons have ceased to own beneficially more than five percent of the outstanding Common Stock.

Item 6. CONTRACTS, ARRANGEMENTS, UNDERTAKINGS OR RELATIONSHIPS WITH RESPECT TO
        -----------------------------------------------------------------------
        SECURITIES OF THE ISSUER.
        ------------------------

        Not applicable.

Item 7.     MATERIAL TO BE FILED AS EXHIBITS.
            --------------------------------

      Exhibit 1 - Agreement regarding filing of joint Schedule 13D.


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                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 13, 2006

                                    ARCH VENTURE FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:             *
                                                   -----------------------------
                                                   Managing Director

                                    ARCH VENTURE FUND III, L.P.

                                    By:   ARCH Venture Partners, LLC
                                          its General Partner

                                          By:               *
                                             -----------------------------------
                                             Managing Director

                                    ARCH VENTURE FUND II, L.P.

                                    By:   ARCH Management Partners II, L.P.
                                          Its General Partner

                                          By:   ARCH Venture Partners, L.P.
                                                Its General Partner

                                                By:   ARCH Venture Corporation
                                                      Its General Partner

                                                      By:             *
                                                         -----------------------
                                                         Managing Director


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                                    ARCH V ENTREPRENEURS FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:              *
                                                   -----------------------------
                                                   Managing Director

                                    HEALTHCARE FOCUS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:             *
                                                   -----------------------------
                                                   Managing Director

                                    ARCH VENTURE PARTNERS V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          Its General Partner

                                          By:            *
                                             -----------------------
                                                Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:              *
                                       ---------------------------
                                       Managing Director

                                    ARCH VENTURE PARTNERS, LLC

                                    By:              *
                                       ---------------------------
                                       Managing Director


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                                    ARCH MANAGEMENT PARTNERS II, L.P.

                                    By:   ARCH Venture Partners, L.P.
                                          its General Partner

                                          By:   ARCH Venture Corporation
                                                its General Partner

                                                By:            *
                                                   ----------------------------
                                                   Managing Director

                                    ARCH VENTURE PARTNERS, L.P.

                                    By:   ARCH Venture Corporation
                                          its General Partner

                                          By:              *
                                             ------------------------------
                                             Managing Director

                                    ARCH VENTURE CORPORATION

                                    By:             *
                                       ---------------------------
                                       Managing Director

                                                  *
                                    --------------------------
                                    Steven Lazarus

                                                  *
                                    --------------------------
                                    Keith Crandell

                                                  *
                                    --------------------------
                                    Robert Nelsen

                                                  *
                                    --------------------------
                                    Clinton Bybee

* By:  /s/ Mark McDonnell
      -------------------------
      Mark McDonnell as Attorney-in-Fact

      This Schedule 13D was executed by Mark McDonnell pursuant to a Power of Attorney filed as Exhibit 2 to the Schedule 13D relating to the Reporting Persons filed with the Securities Exchange Commission on November 12, 2004, and incorporated herein in its entirety by reference.


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                                                                      EXHIBIT 1
                                                                      ---------

                            AGREEMENT OF JOINT FILING
                            -------------------------

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Cyclacel Pharmaceuticals, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Date:    April 13, 2006

                                    ARCH VENTURE FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:            *
                                                   -----------------------------
                                                   Managing Director

                                    ARCH VENTURE FUND III, L.P.

                                    By:   ARCH Venture Partners, LLC
                                          its General Partner

                                          By:               *
                                             ---------------------------
                                             Managing Director

                                    ARCH VENTURE FUND II, L.P.

                                    By:   ARCH Management Partners II, L.P.
                                          Its General Partner

                                          By:   ARCH Venture Partners, L.P.
                                                Its General Partner

                                                By:   ARCH Venture Corporation
                                                      Its General Partner

                                                      By:             *
                                                         -----------------------
                                                         Managing Director

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                                    ARCH V ENTREPRENEURS FUND V, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:             *
                                                   -----------------------------
                                                   Managing Director

                                    HEALTHCARE FOCUS FUND, L.P.

                                    By:   ARCH Venture Partners V, L.P.
                                          its General Partner

                                          By:   ARCH Venture Partners V, LLC
                                                Its General Partner

                                                By:             *
                                                   -----------------------------
                                                   Managing Director

                                    ARCH Venture Partners V, L.P.

                                    By:   ARCH Venture Partners V, LLC
                                          Its General Partner

                                          By:             *
                                             --------------------------
                                             Managing Director

                                    ARCH VENTURE PARTNERS V, LLC

                                    By:              *
                                       ----------------------------
                                       Managing Director

                                    ARCH VENTURE PARTNERS, LLC

                                    By:              *
                                       ----------------------------
                                       Managing Director

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                                    ARCH MANAGEMENT PARTNERS II, L.P.

                                    By:   ARCH Venture Partners, L.P.
                                          its General Partner

                                          By:   ARCH Venture Corporation
                                                its General Partner

                                                By:             *
                                                    ---------------------------
                                                    Managing Director

                                    ARCH VENTURE PARTNERS, L.P.

                                    By:   ARCH Venture Corporation
                                          its General Partner

                                          By:               *
                                             ------------------------------
                                              Managing Director

                                    ARCH VENTURE CORPORATION

                                    By:               *
                                       -----------------------------
                                       Managing Director

                                                  *
                                    --------------------------------
                                    Steven Lazarus

                                                  *
                                    --------------------------------
                                    Keith Crandell

                                                  *
                                    --------------------------------
                                    Robert Nelsen

                                                  *
                                    --------------------------------
                                    Clinton Bybee

* By:  /s/ Mark McDonnell
      -------------------------
      Mark McDonnell as Attorney-in-Fact

      This Agreement was executed by Mark McDonnell pursuant to a Power of Attorney filed as Exhibit 2 to the Schedule 13D relating to the Reporting Persons filed with the Securities Exchange Commission on November 12, 2004, and incorporated herein in its entirety by reference.

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